Exhibit 10.2

Intellectual Property License Agreement

This Agreement is made by and between Christine Marie ("Licensee") and En2Go, Inc., a Nevada corporation ("Licensor") to be effective as of June 4, 2007.

RECITALS

A.

Licensor holds certain intellectual property and related services contributed by Licensee and certain other individuals pursuant to the terms of that certain Contribution Agreement, dated effective March 16, 2007.  Such assets are referred to herein as the "Intellectual Property."

B.

The Contribution Agreement provided that Licensee would receive shares of stock in Licensor in exchange for contribution her respective portion of the Intellectual Property.

C.

Licensor and Licensee have determined that since the Intellectual Property was originally created specifically for Licensee with her help and input, it is in their respective best interests for Licensor to provide Licensee with an irrevocable perpetual license to utilize the Intellectual Property in non competing initiatives in lieu of having Licensor issue shares of its stock to Licensee.

D.

Licensor desires to license the Intellectual Property to Licensee and Licensee desires to license the Intellectual Property from Licensor subject to the terms and conditions of this Agreement.

AGREEMENT

1.

LICENSE

Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor a license to use the Intellectual Property in accordance with the terms and conditions of this Agreement (the “License”).

A.

Licensee may only use the Intellectual Property as intended.

B.

Licensee shall not sell, lease, assign, transfer, sublicense, disseminate, modify, translate, duplicate, reproduce or copy the Intellectual Property (or permit any of the foregoing) or disclose the Intellectual Property or any information pertaining thereto any other party without the prior written consent of Licensor.  Licensee shall abide by all restrictions with respect to the Intellectual Property that Licensor may from time to time institute.

C.

Licensee may only utilize the Intellectual Property in non-competing initiatives; namely, Licensee may not utilize the Intellectual Property in market sectors outside of the family and education sectors, unless written consent is provided by the Licensor which describes the terms for mutual benefit.

2.

OWNERSHIP

A.

Licensor retains title and ownership of the Intellectual Property, and all subsequent copies, updates and revisions of the Intellectual Property regardless of the form or media in or on which the original and other copies may exist.

B.

In consideration for the receipt of this License, Licensee shall relinquish her ownership interests in Licensor.

3.

TERM AND TERMINATION

A.

Term

 The license granted under this Agreement shall commence upon acceptance of the Intellectual Property and shall continue perpetually until terminated by either party in accordance with the provisions of Section 3B below.

B.

Termination by Either Party

1.

Licensee may terminate the license at any time by providing Licensor thirty days advance written notice of the same and by returning the Intellectual Property together with all copies, modifications, and merged portions in any form.  Any Intellectual Property which cannot be returned shall be destroyed.

2.

Within one month of any termination of this Agreement, Licensee shall destroy all copies of the Intellectual Property in her possession or control and shall ensure that any entities with which Licensee has given access to the Intellectual Property does the same.

4.

PAYMENT

Licensor grants the License to Licensee for free use in the family and education sector irrevocably and in perpetuity.

5.

RIGHT OF FIRST REFUSAL

Licensee, for itself and its successors and assigns, grants to Licensor, for itself and its successors and assigns, the exclusive and irrevocable right of first refusal to purchase the License for the Purchase Price (as hereinafter defined).  In the event that Licensee shall at any time desire to sell the License pursuant to any bona fide offer which it shall have received, it shall offer it to Licensor at the same price as that contained in such bona fide offer.  If Licensor desires to exercise such right, Licensor shall notify Licensee within thirty days from the date when Licensee notified Licensor of such right.  In addition Licensor shall pay Licensee an amount equal to the Purchase Price pursuant to the payment terms set forth in the bona fide offer.   Should Licensor not exercise its right of first refusal, Licensee shall be free to sell the License pursuant to the terms of the bona fide offer; provided, that any such sale shall be subject to the provisions of this Agreement.

6.

NEW VERSION

Should Licensor upgrade or supply a new version of the Intellectual Property, Licensee shall have the option to upgrade to the new version of the Intellectual Property.

7.

NONDISCLOSURE AND CONFIDENTIALITY

A.

Licensee will take reasonable precautions to prevent unauthorized disclosure of the Intellectual Property.  In addition, Licensee shall treat all adaptation materials of the Intellectual Property as Confidential Information and shall not disclose, disseminate or distribute such materials to any third party without written permission from Licensor.

B.

“Confidential Information” shall include (1) the Intellectual Property (2) information designated as confidential by the other party; (3) any information that would reasonably be considered confidential; and (4) any information received from a third party under an obligation of confidentiality.  The obligations contained in this section shall not apply to any part of the Confidential Information that: (a) is in the public domain; (b) is publicly disclosed by a third party who has obtained it lawfully and who is under no obligation to maintain its confidentiality or by the party owning such Confidential Information; or (c) is required to be disclosed by law or court order.

8.

GOVERNING LAW

This Agreement shall be construed according to, and the rights and of the parties shall be governed under the laws of the state of Nevada. In the event of a dispute between the parties, reasonable attorney's fees (including inside counsel expenses) shall be awarded the prevailing party.

9.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties.

IN WITNESS WHEREOF the undersigned have caused this Agreement to be executed by their duly authorized representatives.

LICENSEE:

LICENSOR:

En2Go, Inc.

 /s/ Christine Marie

 /s/ Paul E. Fishkin

Christine Marie

By: Paul E. Fishkin

Its: President and CEO

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